Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-273424, 333-279235, 333-297237, 333-297238, 333-160371, 333-225955 and 333-270191 on Form S-8 and Registration Statement No. 333-283985 on Form S-3 of Columbia Banking System, Inc. of our reports dated February 28, 2025 relating to the financial statements of Pacific Premier Bancorp, Inc. and the effectiveness of Pacific Premier Bancorp, Inc.'s internal control over financial reporting, incorporated by reference in this Current Report on Form 8-K/A dated September 3, 2025.

/s/ Deloitte & Touche LLP

Costa Mesa, CA

September 3, 2025